Exhibit 99.1

PARAMOUNT COMPLETES $1.25 BILLION REFINANCING

OF 1633 BROADWAY REALIZING $179 MILLION OF NET PROCEEDS

NEW YORK – November 26, 2019 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) announced today that it has completed a $1.25 billion refinancing of 1633 Broadway, a 2.5 million square foot trophy office building located on Broadway between 50th and 51st Streets in Manhattan.

The new 10-year interest-only loan has a fixed rate of 2.99% and matures in December 2029. The proceeds from the refinancing were used to repay the existing $1.05 billion loan that bore interest at a weighted average rate of 3.55% and was scheduled to mature in December 2022. The Company realized net proceeds of approximately $179 million after the repayment of the existing loan, swap breakage costs and closing costs.

“With the office portion of 1633 Broadway now 100% leased, we took advantage of attractive credit markets to capitalize on our recent leasing success, improve the Company’s debt maturity profile and increase our financial flexibility,” said Wilbur Paes, Executive Vice President, Chief Financial Officer and Treasurer of Paramount. “Through this transaction we have effectively refinanced out equity proceeds, right sized leverage on the asset, and added seven years of term, all while keeping annual cash interest unchanged. Our total debt stack now carries a weighted average interest rate of 3.44% and a weighted average maturity of over six years.”

Paramount engaged Eastdil Secured, LLC to arrange the financing.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, San Francisco and Washington, D.C. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes	Robert Simone
Executive Vice President, Chief Financial Officer	Director, Business Development & Investor Relations
212-237-3122 ir@paramount-group.com	212-237-3138 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com